Exhibit 99.2

NEWS RELEASE

Communications Department
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001
Media contact: Michael Moser (Office) (Home)	(208) 384-6016 (208) 853-9259
Investor contact: Vincent Hannity (Office) (Home)	(208) 384-6390 (208) 345-8141

FOR IMMEDIATE RELEASE:  September 28, 2000

BOISE CASCADE OFFICE PRODUCTS AND GUILBERT S.A.
FORM JOINT VENTURE TO OFFER GLOBAL SERVICE CAPABILITIES

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BCOP's European Office Products Operations Sold to Guilbert

BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that Boise Cascade Office Products (BCOP), its wholly owned subsidiary, has formed a joint venture with Guilbert S.A. of France to provide global service capabilities for both companies' customers. Through the new venture, BCOP will service customers in North America, Australia, and New Zealand. Guilbert will service customers throughout Europe and parts of the Middle East. Both companies offer business customers next-day desktop delivery of office supplies, paper, technology products, and furniture.

Boise Cascade Corporation also announced the sale to Guilbert of BCOP's European direct-marketing and contract stationer operations, which had sales of approximately US$320 million in 1999.

George J. Harad, chairman of the board and chief executive officer, said, "This transaction will have two benefits. First, it further strengthens the global position of our office products distribution business. Second, it will significantly strengthen Boise Cascade's balance sheet and be accretive to earnings."

Proceeds from the sale will be used to reduce Boise Cascade Corporation debt and for general corporate purposes.

"This joint venture with Guilbert is excellent news for those global businesses that desire a worldwide solution to their office products needs," said Chris Milliken, BCOP's president and chief executive officer. "Now, customers have the combined and coordinated power of the premier office supply providers in North America, Australia, and Europe. Guilbert has an outstanding reputation in Europe through its years of exceptional service. BCOP is looking forward to offering closely coordinated and cost-effective pan-European capability to our North American customers."

"We are extremely pleased to partner with Boise Cascade Office Products," said Jean-Charles Pauze, president du directoire of Guilbert S.A. "This joint offering will provide customers seeking a global solution the combined strength of two premier providers. Additionally, a single-contract relationship will provide the control and effectiveness large business-to-business customers require."

Guilbert, a subsidiary of Pinault-Printemps-Redoute, is the European leader in distribution of office supplies, office furniture, and IT equipment, with 1999 sales of FRF 7.3 billion made in 10 European countries. Guilbert has based its expansion on a concept of global customer service, for major customers and SMEs alike, via three sales formats: mail order sales with a catalogue containing over 9,000 product references of which 2,300 are under its own name, direct sales via a sales staff network of 1,500, and Internet through its Guilbweb extranet (personalized electronic catalogue) and guilbertdirect.com.

Boise Cascade Office Products, a wholly owned subsidiary of Boise Cascade Corporation, is headquartered in Itasca, Illinois. BCOP is a premier global business-to-business distributor of office supplies, paper, furniture, technology products, and promotional products to business customers through its integrated facilities in the United States, Canada, and Australia. BCOP is also a leader in business-to-business E-commerce and anticipates an annualized rate of $800 million of E-commerce business by year-end 2000. BCOP reported revenues of US$3.4 billion in 1999.

Boise Cascade Corporation, headquartered in Boise, Idaho, is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. The company owns and manages more than 2 million acres of timberland in the United States. A leader in sustainable forestry, Boise Cascade uses third-party audits and an advisory council of independent experts in its Forest Stewardship Program to ensure the protection of wildlife, plants, soil, and air and water quality. Boise Cascade reported revenues of US$7.0 billion in 1999. Visit the Boise Cascade web site at "http://www.bc.com."

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are factors that could cause actual results from this announced joint venture and sale to differ from the results that we have projected here. Those factors include, among other things, our success in attracting and retaining customers, the impact of other consolidations within the office products industry, changes in general economic conditions both domestically and abroad, and other factors we have included in our filings with the Securities and Exchange Commission.